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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
CIB Marine Bancshares, Inc.

We consent to incorporation by reference in the registration statement (No. 333-85173) on Form S-8 and (No. 333-72949) on Form S-8 of CIB Marine Bancshares, Inc. of our report dated February 9, 2001, except for the fifth paragraph of note 4, which is as of March 6, 2001, relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. as of December 31, 2000, and 1999, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of CIB Marine Bancshares, Inc.


KPMG, LLP
Milwaukee, Wisconsin
March 27, 2001